Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES THAT IT HAS SUBMITTED A NEW DRUG APPLICATION TO THE FDA FOR TAVABOROLE

Palo Alto, Calif. — July 29, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that on July 26, 2013 it submitted its New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for tavaborole, its drug candidate for the topical treatment of onychomycosis.  Onychomycosis is a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

“The submission of the NDA is a significant milestone for Anacor,” said David Perry, Anacor’s Chief Executive Officer.  “Anacor was founded eleven years ago based on the promise of boron chemistry.  Tavaborole is the first drug in our pipeline to reach this important milestone, and I’d like to acknowledge and thank the entire Anacor team for their hard work, dedication and persistence.”

Anacor announced earlier this year that tavaborole achieved statistically significant and clinically meaningful results on all primary and secondary endpoints in two Phase 3 pivotal studies of tavaborole to treat onychomycosis topically without concomitant debridement.  The only currently FDA-approved topical treatment for onychomycosis is approved with concomitant nail debridement, and currently approved oral therapies have been associated with rare but serious safety issues.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 an antibiotic for the treatment of infections caused by Gram-negative bacteria.  We have discovered three other compounds that we have out-licensed for further development — two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the FDA’s acceptance of Anacor’s new drug application, or NDA, related to tavaborole and the potential FDA approval of tavaborole. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to regulatory approval of new drug candidates. Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

For more information, contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

Anacor Pharmaceuticals

650.543.7575

dsheel@anacor.com